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                                                                      EXHIBIT 21

                           Subsidiaries of Registrant




University Bank, a Michigan state chartered bank.

Midwest Loan Services, Inc., a Michigan Corporation (80% owned by
        University Bank)


University Insurance & Investment Services, Inc., a Michigan Corporation
        (100% owned by University Bank)